Press Release

AIG

180 Maiden Lane

New York, NY 10038

www.aig.com

Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Jon Diat (Media) (C): 917-239-9241; jon.diat@aig.com

Jim Ankner (Media) (C): 917-882-7677; james.ankner@aig.com

Liz Werner (Investors) elizabeth.werner@aig.com

AMERICAN INTERNATIONAL GROUP, INC. ANNOUNCES CONSENT SOLICITATION FOR THE HOLDERS OF ITS 8.125% DEBENTURES DUE 2023, 7.05% NOTES DUE 2025, 7.00% NOTES DUE 2026 AND 5.60% DEBENTURES DUE 2097

NEW YORK, November 30, 2012 – American International Group, Inc. (NYSE:AIG) (“AIG”) today announced that it has commenced a solicitation of consents (the “Consent Solicitation”) from holders of record at 5:00 p.m., New York City time, on November 29, 2012 (the “Record Date”) of its 8.125% Debentures Due 2023, 7.05% Notes Due 2025, 7.00% Notes Due 2026 and 5.60% Debentures Due 2097 (the “Securities”) to amend (the “Proposed Amendment”) the Senior Indenture, dated as of April 15, 1993, as supplemented by the Supplemental Indenture, dated as of June 28, 1993, the Supplemental Indenture, dated as of October 28, 1996, and the Third Supplemental Indenture, dated as of January 1, 1999 (as so supplemented, the “Indenture”), in each case between AIG (as successor to SunAmerica Inc.) and The Bank of New York Mellon Trust Company, N.A. (as successor to the First National Bank of Chicago), as Trustee (the “Trustee”). The Proposed Amendment seeks to permit intercompany transfers of Voting Stock of Restricted Subsidiaries (as those terms are defined in the Indenture): (i) to AIG; (ii) to any other Restricted Subsidiary that is, and following such transaction or series of transactions would remain, wholly owned by AIG, directly or indirectly (including through an entity that is not a Restricted Subsidiary), or to one or more entities that are wholly owned by such a Restricted Subsidiary; (iii) to an entity that, as a result of such transaction or series of transactions, would become a Restricted Subsidiary that meets the requirements of clause (ii); or (iv) in a merger of a Restricted Subsidiary with and into another Restricted Subsidiary or AIG. The Proposed Amendment requires the consent of the holders of not less than a majority in aggregate principal amount of the Securities outstanding as of the Record Date of all series affected by the Proposed Amendment (voting as one class) (the “Requisite Consents”). The complete terms and conditions of the Consent Solicitation will be as set forth in AIG’s Consent Solicitation Statement (the “Statement”) and the related Letter of Consent, to be distributed to holders of the Securities for their consideration. Holders of the Securities are urged to read the Statement and Letter of Consent carefully.

The Consent Solicitation will expire at 5:00 p.m., New York City time, on December 12, 2012, unless extended or earlier terminated by AIG in its sole discretion (the “Expiration Time”). The Proposed Amendment will become effective with respect to the Indenture and each series of the Securities upon receipt by AIG of the Requisite Consents that have not been properly revoked and the execution by

FOR IMMEDIATE RELEASE

AIG and the Trustee of an indenture supplemental to the Indenture authorizing the Proposed Amendment. If AIG receives the required consent of holders of the Securities, holders who validly deliver their consent in the manner described in the Statement prior to the Expiration Time, and do not validly revoke their consent in the manner described in the Statement, will be eligible to receive a consent fee of $2.50 for each $1,000 principal amount of Securities for which such holder delivered its consent. Upon the effectiveness of the Proposed Amendment, the Indenture will be amended with respect to all holders of the Securities, including non-consenting holders and all subsequent holders of the Securities; however, only holders validly delivering their consent will receive the consent fee.

Copies of the Statement and the Letter of Consent may be obtained by holders of the Securities from the Information and Tabulation Agent for the Consent Solicitation, Global Bondholder Services Corporation, at (866) 470-3700.

Goldman, Sachs & Co. is the Solicitation Agent for the Consent Solicitation. Questions regarding the Consent Solicitation may be directed to Goldman, Sachs & Co., at (800) 828-3182.

None of AIG, the Information and Tabulation Agent, the Solicitation Agent, the Trustee or any of their respective affiliates makes any recommendation as to whether holders of the Securities should deliver their consent to the Proposed Amendment pursuant to the Consent Solicitation, and no one has been authorized by any of them to make such a recommendation. Each holder of the Securities must make its own decision as to whether to give its consent.

THIS NEWS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE A SOLICITATION OF CONSENTS IN ANY JURISDICTION.

THE CONSENT SOLICITATION IS BEING MADE ONLY PURSUANT TO THE STATEMENT AND THE LETTER OF CONSENT THAT THE INFORMATION AGENT WILL DISTRIBUTE TO HOLDERS OF THE SECURITIES. HOLDERS OF THE SECURITIES SHOULD CAREFULLY READ THE STATEMENT AND LETTER OF CONSENT PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE CONSENT SOLICITATION, BECAUSE SUCH DOCUMENTS CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE CONSENT SOLICITATION.

American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at

FOR IMMEDIATE RELEASE

www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all jurisdictions, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.